Exhibit 11




                   CACI INTERNATIONAL INC AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER SHARE




Year ended June 30,                           1998       1997       1996
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Net income                                  $11,715    $10,072    $ 9,851
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Average shares outstanding during
 the period                                  10,779     10,504     10,140

Dilutive effect of stock options after
   application of treasury stock method         374        501        576
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Average number of shares and equivalent
  shares outstanding during the period       11,153     11,005     10,716
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Basic earnings per share                    $  1.09    $  0.96    $  0.97
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Diluted earnings per share                  $  1.05    $  0.92    $  0.92
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